UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2012 Sealed Air Corporation (the “Company”) entered into an Equity Interest Purchase Agreement (the “EIPA”) with DC Co., Ltd., an indirect subsidiary of The Carlyle Group organized under the laws of Japan (“Carlyle”), and Sealed Air Netherlands Holdings V B.V., an indirect wholly-owned subsidiary of the Company organized under the laws of The Netherlands (“SABV”), for the sale of 100 percent of the equity interests in Diversey G.K., an indirect wholly-owned subsidiary of the Company organized under the laws of Japan (the “Equity Interests”). Pursuant to the terms of the EIPA, the Company will receive approximately ¥30 billion (approximately $377 million) for the Equity Interests.

Pursuant to the EIPA, the Company has agreed to cause SABV, as the direct owner of the Equity Interests, to sell the Equity Interests to DC Co., Ltd. subject to the terms and conditions set forth therein (the “Sale”). We anticipate the closing will occur (following satisfaction or waiver of the conditions set out in the EIPA) in November 2012 (the “Closing Date”).

The EIPA includes customary representations, warranties and covenants by the respective parties, including, among others the absence of any law or order prohibiting the closing. The Company has agreed to various covenants and agreements, including, among other things, to conduct the business of Diversey G.K. in the ordinary course between the date of the EIPA and the Closing Date and to refrain from taking various non-ordinary course actions during that period. The EIPA may be terminated by either of the Company or Carlyle under specified circumstances, including if the transaction is not consummated by December 31, 2012. The EIPA contains certain termination rights for the Company, and further provides that, upon the termination of the EIPA by Carlyle under specified circumstances, Carlyle will be required to pay the Company a cash termination fee of approximately ¥1 billion (approximately $12 million).

The foregoing description of the EIPA is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the EIPA, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the EIPA were made only for purposes of that agreement and as of specific dates, were made solely for the benefit of the parties to the EIPA, may be subject to limitations agreed upon by the parties, are not intended to provide factual, business, or financial information about the parties and may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between the Company and its subsidiaries, on the one hand, and Carlyle, on the other hand, rather than establishing matters of fact. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the EIPA, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Sale includes the transfer and license to Diversey G.K. of intellectual property rights owned by the Company (or certain subsidiaries of the Company), on the terms and subject to the conditions of an intellectual property agreement to be executed on the Closing Date.

In connection with the Sale, the Company and other companies controlled by the Company (the “Group”) will provide post-closing transitional support to Diversey G.K. in respect of information services pursuant to a transitional services agreement. The Group will also supply certain products and equipment to Diversey G.K. after closing, in some cases on preferential terms, including pursuant to a supply agreement and a TASKI distribution agreement.

The Group and Diversey G.K. will enter into a co-operation agreement in respect of servicing each other’s customers after closing. Pursuant to this, Diversey G.K. will service customers of the Group in Japan, and the Group will service customers of Diversey G.K. outside of Japan.

Item 2.02 Results of Operations and Financial Condition.

On November 2, 2012, the Company issued a press release announcing our financial results for the quarter ended September 30, 2012. We have attached the press release as Exhibit 99.1 of this Form 8-K, which is incorporated herein by reference.

The information included in this item, including Exhibit 99.1, is hereby furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Equity Interest Purchase Agreement, dated as of October 30, 2012, by and between Sealed Air Corporation, Sealed Air Netherlands Holdings V B.V., and DC Co., Ltd.

99.1	Press Release of Sealed Air Corporation dated October 30, 2012.

99.2	Press Release of Sealed Air Corporation dated November 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:	/s/ Mary A. Coventry
Name:	Mary A. Coventry
Title:	Vice President

Dated: November 2, 2012

EXHIBIT INDEX

Exhibit No.	Description
2.1	Equity Interest Purchase Agreement, dated as of October 30, 2012, by and between Sealed Air Corporation, Sealed Air Netherlands Holdings V B.V., and DC Co., Ltd.

99.1	Press Release of Sealed Air Corporation dated October 30, 2012.

99.2	Press Release of Sealed Air Corporation dated November 2, 2012.